Exhibit 10.4

Consolidated Container Company	3101 Towercreek Pkwy Suite 300 Atlanta, GA 30339 Tel: (678) 742-4600 Fax: (888) 527-3741

October 30, 2006

NAME

ADDRESS

ADDRESS

Re:	Advance Payment under 2006 Consolidated Container Holdings LLC Long-Term Incentive Plan

Dear                     :

This letter concerns your participation in the 2006 Consolidated Container Holdings LLC Long-Term Incentive Plan (the “2006 Plan”). We are pleased to offer you an advance against a portion of the payout you may eventually receive under the 2006 Plan. Please read the following very carefully. If you agree with all of the terms and conditions stated below, please sign this letter and return the signed original to Louis Lettes within twenty (20) days of the above date. All terms not defined herein shall be defined in the manner set forth in the 2006 Plan.

Please note that a portion of the advance may be subject to repayment to the company if your employment with the company terminates prior to December 31, 2008. Later in this letter, we call this portion of the advance the “Contingent Portion” because it will not fully vest until December 31, 2008. But it is important for you to understand that the Contingent Portion is not simply a loan that may eventually be forgiven. To the contrary, the entire amount of the advance (including the Contingent Portion) will be treated as ordinary wages to you, and the company will withhold from the advance an amount sufficient to satisfy federal, state, and local taxes on the full advance. Even so, if you do have to repay the Contingent Portion, the amount you repay to the company will be net of taxes, and the company will work with you and/or your tax advisor to ensure the appropriate tax treatment. I strongly recommend that you consult with a tax accountant to determine your tax obligations that will result from the payment of the advance.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and Consolidated Container Holdings (the “Company”) hereby agree as follows:

1.	Advance. The Company hereby agrees to pay to you, as soon as practicable following the Company’s receipt of audited financial statements for fiscal year 2006 (provided you remain employed by the Company at the time of payment and provided no Liquidity Event has occurred by such date), a cash payment in an amount determined in accordance with Paragraph 2 below as an advance against a portion of the payout you may eventually receive under the 2006 Plan. Such payment shall be referred to herein as the “Advance.”

2.	Calculation. The company shall determine the amount of the Advance for each eligible Participant as follows:

a.	Bonus Pool-A shall be valued in the manner prescribed in the 2006 Plan as if a Liquidity Event were to occur on December 31, 2006 (the “Imputed Liquidity Date”).

LTIP-A Advance Letter

b.	All LTIP-A Awards granted to you under the 2006 Plan prior to the Imputed Liquidity Date shall also be valued in the manner prescribed in the 2006 Plan as if a Liquidity Event were to occur on the Imputed Liquidity Date, and such Awards shall then be multiplied by fifty percent (50%).

c.	Solely for the purpose of determining the amount of your Advance, your Vested Percentage in Bonus Pool-A and Participant’s Net Equity Value Percentage in Bonus Pool-A shall each be deemed to equal one hundred percent (100%). (At the time of an actual Liquidity Event, your Vested Percentage and Participant’s Net Equity Value Percentage shall be determined as provided in the 2006 Plan without regard to this paragraph c.).

3.	Vesting and Repayment.

a.	You acknowledge and agree that fifty percent (50%) of the Advance shall be deemed earned and vested as of the date of payment (the “Earned Portion”) and fifty percent (50%) shall be deemed earned and vested on December 31, 2008 (the “Contingent Portion”).

b.	If your employment with the Company is terminated either by the Company for Cause or by you for any reason other than your death or Disability (as defined below) following payment of the Advance but prior to December 31, 2008, you agree to repay to the Company, within thirty (30) days of such termination, one hundred percent (100%) of the Contingent Portion, less the amount of any taxes you have paid on the Contingent Portion and for which you provide adequate documentation. In the event you anticipate having to pay additional taxes (i.e., in excess of amounts withheld by the Company in connection with the payment of the Contingent Portion) on the Contingent Portion following such repayment, the Company agrees to explore with you an appropriate reduction of your repayment amount so that you do not have to repay to the Company the amount you would eventually pay in taxes. To evidence such obligation, you agree to execute, on or before payment of the Advance, a promissory note in the form attached hereto as Exhibit A (the “Promissory Note”). For purposes of this letter agreement, “Disability” shall mean a total disability that prevents you from performing the substantial requirements of your position for a period of at least six (6) consecutive months.

c.	If your employment with the Company is terminated either by the Company without Cause or by you as a result of your death or Disability following payment of the Advance but prior to December 31, 2008, you shall immediately, on the date of such termination, be deemed to have earned and been vested in the Contingent Portion of the Advance and shall not be required to repay any portion of the Advance.

4.	Consequences of Liquidity Event. In the event a Liquidity Event occurs following payment of the Advance:

a.	The payout you would receive under the 2006 Plan as a result of the Liquidity Event would be calculated in the manner set forth in the 2006 Plan, less the amount of any

LTIP-A Advance Letter

portions of the Advance that you retained. If the amount of the resulting payout, after deducting the portions of the Advance that you retained, would be a negative number, the Participant shall not be required to refund the difference to the Company.

b.	If the Liquidity Event occurs prior to December 31, 2008, and you remain employed on such date, you shall be deemed to have earned the Contingent Portion and shall not be required to repay such amount.

5.	Restrictions. Consistent with Section 8(a) of the 2006 Plan, you agree and acknowledge that the Advance shall not be or become a binding obligation on the Company if, and to the extent that, the Advance would result in a breach, default or an event of default under any Company Debt Instruments.

6.	Tax Withholdings. The Company may withhold from any amounts payable under this letter agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

7.	Impact on 2006 Plan. Except as provided to the contrary herein, all terms and conditions of the 2006 Plan and any Awards you have received shall remain in full force and effect.

If you agree with all of the terms and conditions contained herein, please sign below and deliver the signed letter agreement to Louis Lettes. Thank you for all you have contributed to Consolidated Container Company.

Sincerely,

James P. Kelley	Jeffrey M. Greene
Chairman of the Management Committee	President and Chief Executive Officer
Consolidated Container Holdings LLC	Consolidated Container Company LLC

ACKNOWLEDGED & AGREED BY PARTICIPANT:

Print:

Sign:

Date:

EXHIBIT A

FORM OF PROMISSORY NOTE

$	, 2007

FOR VALUE RECEIVED,                                          (the “Issuer”), hereby unconditionally promises to pay to the order of CONSOLIDATED CONTAINER HOLDINGS LLC, a Delaware limited liability company (hereafter, together with any holder hereof, called “Payee”) at the offices of Payee located at 3101 Towercreek Parkway, Suite 300, Atlanta, Georgia 30339, or at such other place as Payee may designate in writing to the Issuer, in lawful money of the United States of America, and in immediately available funds, the principal sum of                                          DOLLARS ($                    ). The principal balance of this Note (i) shall not bear interest and (ii) shall be payable as described below. Interest shall accrue on any amount past due hereunder at a per-annum rate equal to two percent (2%) greater than the prime interest rate. All such interest shall be due and payable on demand.

Reference is made to that Letter Agreement dated as of August 3, 2006 (the “Letter Agreement”), by and between Issuer and Payee relating to an advance of a portion of the payout that Issuer may eventually receive under the 2006 Consolidated Container Holdings LLC Long-Term Incentive Plan (the “2006 Plan”). The principal sum of this Note is equal to the Contingent Portion (defined in the Letter Agreement). On the date thirty (30) days following the occurrence of a Termination Event (defined below), the entire principal balance of this Note shall be due and payable in full; provided, however, that such principal amount may be reduced by the amount of taxes arising from Issuer’s receipt of the Contingent Portion and which are (a) paid by or for the account of Issuer prior to the Termination Event or (b) anticipated to be payable following the Termination Event (to the extent Issuer and Payee agree on the appropriate reduction for such anticipated taxes); provided, further, that Issuer must provide Payee documentation or other evidence reasonably satisfactory to the Payee to establish the amount of such taxes so paid. If a Termination Event has not occurred prior to December 31, 2008, this Note shall terminate and the indebtedness evidenced hereby shall be forgiven. In the event this Note is forgiven, the holder hereof shall, at the request of the Issuer, deliver this Note to the Issuer at the address of the Issuer specified below. For purposes hereof, a “Termination Event” shall have occurred if Issuer’s employment with Consolidated Container Company LP is terminated on or prior to December 31, 2008, either (i) by the Payee for Cause (as defined in the 2006 Plan) or (ii) by Issuer for any reason other than Issuer’s death or Disability (as defined in the Letter Agreement).

Time is of the essence of this Note.

THE ISSUER AGREES THAT ALL OF ITS PAYMENT OBLIGATIONS HEREUNDER SHALL BE ABSOLUTE, UNCONDITIONAL AND, FOR THE PURPOSES OF MAKING PAYMENTS HEREUNDER, THE ISSUER HEREBY WAIVES ANY RIGHT TO ASSERT ANY SETOFF, COUNTERCLAIM OR CROSS-CLAIM.

No delay or failure on the part of the Payee in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Payee of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

All amendments to this Note, and any waiver or consent of the Payee, must be in writing and signed by the Payee and the Issuer.

The Issuer hereby waives presentment, demand, notice of dishonor, protests and all other notices whatever.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

This Note shall be binding upon the heirs and assigns of the Issuer. The Payee of this Note may assign or transfer this Note to any person or entity without notice to, or the consent of, the Issuer. The Issuer may not assign any of its obligations hereunder to any person or entity without the written consent of the Payee.

Any notice to be given hereunder shall be in writing, shall be sent to the Payee’s address as specified in the first paragraph hereof or the Issuer’s addresses set forth below its signature hereto, as the case may be, and shall be deemed received (i) on the earlier of the date of receipt or the date three (3) business days after deposit of such notice in the United States mail, if sent postage prepaid, certified mail, return receipt requested or (ii) when actually received, if personally delivered.

The Issuer shall pay all expenses incurred by the Payee in the collection of this Note including, without limitation, the reasonable fees and disbursements of counsel to the Payee, if this Note is collected by or through an attorney-at-law.

IN WITNESS WHEREOF, the Issuer has executed and delivered this Note under seal as of the date and year first written above.

[ISSUER]

Issuer’s address for notices: